Exhibit 99.1

Vantiv Reports Fourth Quarter and Full-Year 2016 Results

Extends Trend of Double Digit Organic Revenue Growth and Strong Financial Results

CINCINNATI, Feb 1, 2017 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “company”) today announced financial results for the fourth quarter and full-year ended December 31, 2016.

For the fourth quarter, total revenue increased 12% to $955 million as compared to $852 million in the prior year period. Net revenue increased 11% to $502 million as compared to $453 million in the prior year period. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. decreased 6% to $0.29 as compared to $0.31 in the prior year period. Pro forma adjusted net income per share increased 15% to $0.75 as compared to $0.65 in the prior year period. (See Schedule 1 for net income per diluted share attributable to Vantiv, Inc. and Schedule 2 for pro forma adjusted net income per share.)

For the full-year 2016, total revenue increased 13% to $3,579 million as compared to $3,160 million in the prior year. Net revenue increased 13% to $1,905 million as compared to $1,682 million in the prior year. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. increased 39% to $1.32 in 2016 as compared to $0.95 in the prior year. Pro forma adjusted net income per share increased 22% to $2.73 as compared to $2.24 in the prior year. (See Schedule 1 for net income per diluted share attributable to Vantiv, Inc. and Schedule 2 for pro forma adjusted net income per share.)

“I am delighted to continue our trend of consistently generating double-digit organic growth and successful financial results,” said Charles Drucker, president and chief executive officer at Vantiv. “Our pattern of success shows that our strategy to expand into high growth channels and verticals is working, and it also highlights that our people consistently execute at the highest level.”

Merchant Services
For the fourth quarter, Merchant Services net revenue increased 14% to $412 million as compared to $363 million in the prior year period, primarily due to a 13% increase in transactions and a 1% increase in net revenue per transaction. Strong transaction growth was primarily due to new client wins, including the ramp up of a large new client. The increase in net revenue per transaction was primarily due to our continued positive mix shift toward high growth channels. Sales and marketing expenses increased 13% to $142 million as compared to $125 million in the prior year period, primarily due to new sales growth. (See Schedule 3 for segment information.)

For the full-year 2016, Merchant Services net revenue increased 16% to $1,546 million as compared to $1,336 million in the prior year, primarily due to a 11% increase in transactions and a 5% increase in net revenue per transaction. Similar to the trends described above for the fourth quarter, strong transaction growth was primarily due to new client wins. The increase in net revenue per transaction was primarily due to our continued positive mix shift toward high growth channels. Sales and marketing expenses increased 17% to $558 million as compared to $479 million in the prior year, primarily due to new sales growth. (See Schedule 3 for segment information.)

Financial Institution Services
For the fourth quarter, Financial Institution Services net revenue of $90 million was flat as compared to the prior year period. Growth in the core business was offset by compression from the Fifth Third Bank contract renewal and lapping the contribution from EMV card reissuance and fraud related services in the prior year period. Sales and marketing expenses decreased 7% to $6.7 million as compared to $7.2 million in the prior year period. (See Schedule 3 for segment information.)

For the full-year 2016, Financial Institution Services net revenue increased 4% to $359 million as compared to $346 million in the prior year, primarily due to a 4% increase in net revenue per transaction. The increase in net revenue per transaction was primarily due to value added services, including the impact of EMV card reissuance and fraud related services. Sales and marketing expenses decreased 4% to $24 million from $25 million in the prior year. (See Schedule 3 for segment information.)

Operating Expenses
For the fourth quarter, Other operating costs increased 4% on a GAAP basis to $75 million as compared to $72 million in the prior year period. When excluding transition, acquisition and integration costs of $1.1 million, Other operating costs increased 9% on a pro forma basis to $74 million as compared to $68 million in the prior year period. (See Schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

For the full-year 2016, Other operating costs increased 4% on a GAAP basis to $294 million as compared to $284 million in the prior year. When excluding transition, acquisition and integration costs of $8.9 million, Other operating costs increased 11% on a pro forma basis to $285 million as compared to $256 million in the prior year. (See Schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

For the fourth quarter, General and administrative expenses increased 22% on a GAAP basis to $56 million as compared to $46 million in the prior year period. When excluding transition, acquisition and integration costs of $14.1 million as well as share-based compensation of $10.0 million, General and administrative expenses increased 4% on a pro forma basis to $32 million as compared to $31 million in the prior year period. (See Schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

For the full-year 2016, General and administrative expenses increased 4% on a GAAP basis to $190 million as compared to $182 million in the prior year. When excluding transition, acquisition and integration costs of $28.7 million as well as share-based compensation of $35.9 million, General and administrative expenses increased 7% on a pro forma basis to $125 million as compared to $117 million in the prior year. (See Schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

Adjusted EBITDA
For the fourth quarter, adjusted EBITDA increased 12% to $248 million or 49.5% of net revenue as compared to $222 million or 49.1% of net revenue in the prior year period. For the full-year 2016, adjusted EBITDA increased 13% to $912 million or 47.9% of net revenue as compared to $804 million or 47.8% of net revenue in the prior year. (See Schedule 6 for a reconciliation of GAAP net income to adjusted EBITDA.)

Depreciation and Amortization
For the fourth quarter, Depreciation and amortization expense was flat on a GAAP basis as compared to the prior year period at $71 million. Excluding amortization of intangible assets related to acquisitions of $48 million, depreciation and amortization expense decreased 2% on a pro forma basis to $22 million as compared to $23 million in the prior year period. (See Schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

For the full-year 2016, Depreciation and amortization expense decreased by 2% on a GAAP basis to $270 million as compared to $277 million in the prior year period. Excluding amortization of intangible assets related to acquisitions of $191 million, depreciation and amortization expense decreased 7% on a pro forma basis to $79 million as compared to $86 million in the prior year. (See Schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

Full-Year and First Quarter 2017 Financial Outlook
Based on the current level of transaction trends and new business activity, for the full-year 2017, net revenue is expected to be $2,080 to $2,120 million, representing an increase of 9% to 11% above 2016. GAAP net income per share attributable to Vantiv, Inc. is expected to be $1.61 to $1.68 for the full-year 2017. Pro forma adjusted net income per share is expected to be $3.14 to $3.21, representing an increase of 15% to 18% above 2016. (See Schedule 7 for a reconciliation of the outlook for GAAP net income per share attributable to Vantiv, Inc. to pro forma adjusted net income per share.)

For the first quarter of 2017, net revenue is expected to be $465 to $470 million, representing an increase of 8% to 9% above the prior year period. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.24 to $0.26 for the first quarter of 2017. Pro forma adjusted net income per share is expected to be $0.63 to $0.65, representing an increase of 13% to 16% above the prior year period. (See Schedule 7 for a reconciliation of the outlook for GAAP net income per share attributable to Vantiv, Inc. to pro forma adjusted net income per share.)

Earnings Conference Call and Audio Webcast
The company will host a conference call to discuss the fourth quarter and full-year 2016 financial results today at 8:00 a.m. EST. The conference call can be accessed live over the phone by dialing 877-627-6544, or for international callers 719-325-4826, and referencing conference code 1135169. A replay will be available approximately two hours after the call concludes and can be accessed by dialing 888-203-1112, or for international callers 719-457-0820, and entering replay passcode 1135169. The replay will be available through Wednesday, February 15, 2017. The call will also be webcast live from the company's investor relations website at http://investors.vantiv.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

ABOUT VANTIV
Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the second largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, ecommerce, and merchant bank. Visit us at the new www.vantiv.com, or follow us on Twitter, Facebook, LinkedIn, Google+ and YouTube.

Non-GAAP and Pro Forma Financial Measures
This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company's filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) our ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; and (xvi) outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACTS

Investors
Nathan Rozof, CFA
Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Corporate Communications
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2016	2015	% Change	2016	2015	% Change
Total revenue	$955,132	$852,334	12%	$3,578,991	$3,159,938	13%
Network fees and other costs	452,720	399,159	13%	1,674,230	1,478,202	13%
Net revenue(1)	502,412	453,175	11%	1,904,761	1,681,736	13%
Sales and marketing	148,521	132,488	12%	582,251	503,949	16%
Other operating costs	74,771	72,213	4%	294,235	284,066	4%
General and administrative	55,876	45,974	22%	189,707	182,369	4%
Depreciation and amortization	70,504	70,843	—%	270,054	276,942	(2)%
Income from operations	152,740	131,657	16%	568,514	434,410	31%
Interest expense—net	(28,213)	(26,967)	5%	(109,534)	(105,736)	4%
Non-operating expense(2)	(21,307)	(7,469)	185%	(36,256)	(31,268)	16%
Income before applicable income taxes	103,220	97,221	6%	422,724	297,406	42%
Income tax expense	40,262	26,829	50%	141,853	88,177	61%
Net income	62,958	70,392	(11)%	280,871	209,229	34%
Less: Net income attributable to non-controlling interests	(15,111)	(19,463)	(22)%	(67,663)	(61,283)	10%
Net income attributable to Vantiv, Inc.	$47,847	$50,929	(6)%	$213,208	$147,946	44%
Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.30	$0.35	(14)%	$1.37	$1.02	34%
Diluted(3)	$0.29	$0.31	(6)%	$1.32	$0.95	39%
Shares used in computing net income per share of Class A common stock:
Basic	157,355,173	145,059,903		156,043,636	145,044,577
Diluted	162,201,382	198,519,558		162,115,549	200,934,442
Non Financial Data:
Transactions (in millions)	6,700	6,084	10%	24,973	22,991	9%

(1) Net revenue is revenue, less network fees and other costs which primarily consist of pass through expenses incurred by us in connection with providing processing services to our clients, including Visa and MasterCard network association fees, payment network fees, third party processing expenses, telecommunication charges, postage and card production costs.
(2) Non-operating expense for the three months and year ended December 31, 2016 relates to the change in fair value of a tax receivable agreement ("TRA") entered into as part of the acquisition of Mercury as well as expenses relating to the refinancing of our senior secured credit facilities in October 2016. The three months and year ended December 31, 2015 amount primarily relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury.
(3) Due to our structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. The expected effective tax rate is 36.0%. During the three months and year ended December 31, 2016, approximately 35.0 million weighted-average Class B units of Vantiv Holding were excluded in computing diluted net income per share because including them would have an antidilutive effect. As the Class B units of Vantiv Holding were not included, the numerator used in the calculation of diluted net income per share was equal to the numerator used in the calculation of basic net income per share for the three months and year ended December 31, 2016. The components of the diluted net income per share calculation are as follows:

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
Income before applicable income taxes	$—	$97,221	$—	$297,406
Taxes	—	35,000	—	107,066
Net income	$47,847	$62,221	$213,208	$190,340
Diluted shares	162,201,382	198,519,558	162,115,549	200,934,442
Diluted EPS	$0.29	$0.31	$1.32	$0.95

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2016	2015	% Change	2016	2015	% Change
Income before applicable income taxes	$103,220	$97,221	6%	$422,724	$297,406	42%
Non-GAAP Adjustments:
Transition, acquisition and integration costs(1)	15,226	13,205	15%	37,558	62,583	(40)%
Share-based compensation(2)	9,979	6,640	50%	35,871	30,492	18%
Intangible amortization(3)	48,118	48,010	—%	190,822	191,441	—%
Non-operating expenses(4)	21,307	7,469	185%	36,256	31,268	16%
Non-GAAP Adjusted Income Before Applicable Taxes	197,850	172,545	15%	723,231	613,190	18%
Less: Pro Forma Adjustments
Income tax expense(5)	71,226	62,116	15%	260,363	220,748	18%
Tax adjustments(6)	(21,118)	(18,008)	17%	(76,160)	(58,186)	31%
Other(7)	(381)	31	NM	1,200	1,501	(20)%
Pro forma adjusted net income	$148,123	$128,406	15%	$537,828	$449,127	20%

Pro forma adjusted net income per share	$0.75	$0.65	15%	$2.73	$2.24	22%
Adjusted shares outstanding(8)	197,244,208	198,519,558		197,158,375	200,934,442
Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP. Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP income before applicable income taxes and adjusted for the following items described below:
(1) Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities. Transition, acquisition and integration costs for the three months ended December 31, 2016 and 2015 include $1.1 million and $4.5 million in Other operating costs, respectively and $14.1 million and $8.7 million in General and administrative (“G&A”), respectively. Transition, acquisition and integration costs for the twelve months ended December 31, 2016 and 2015 include $8.9 million and $27.8 million in Other operating costs, respectively and $28.7 million and $34.8 million in G&A, respectively.
(2) Share-based compensation is recorded in G&A.
(3) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(4) Non-operating expense for the three months and year ended December 31, 2016 relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury as well as expenses relating to the refinancing of our senior secured credit facilities in October 2016. Non-operating expense for the three months and year ended December 31, 2015 primarily relates to the change in the fair value of the TRA entered into as part of the acquisition of Mercury.
(5) Represents adjusted income tax expense to reflect an effective tax rate of 36.0%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of units of Vantiv Holding, net of payment obligations under tax receivable agreements.
(7) Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) above, associated with a consolidated joint venture.
(8) The adjusted shares outstanding include 35.0 million weighted-average Class B units that are excluded from the GAAP dilutive net income per share calculation for the three months and year ended December 31, 2016 because including them would have an antidilutive effect.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

Merchant Services

	Three Months Ended December 31,
	2016	2015	$ Change	% Change
Total revenue	$831,918	$721,542	$110,376	15%
Network fees and other costs	419,470	358,598	60,872	17%
Net revenue	412,448	362,944	49,504	14%
Sales and marketing	141,835	125,301	16,534	13%
Segment profit	$270,613	$237,643	$32,970	14%

Non-financial data:
Transactions (in millions)	5,711	5,072		13%
Net revenue per transaction	$0.0722	$0.0716		1%

	Year Ended December 31,
	2016	2015	$ Change	% Change
Total revenue	$3,082,951	$2,656,906	$426,045	16%
Network fees and other costs	1,537,072	1,321,312	215,760	16%
Net revenue	1,545,879	1,335,594	210,285	16%
Sales and marketing	557,942	478,736	79,206	17%
Segment profit	$987,937	$856,858	$131,079	15%

Non-financial data:
Transactions (in millions)	20,955	18,959		11%
Net revenue per transaction	$0.0738	$0.0704		5%

Financial Institution Services

	Three Months Ended December 31,
	2016	2015	$ Change	% Change
Total revenue	$123,214	$130,792	$(7,578)	(6)%
Network fees and other costs	33,250	40,561	(7,311)	(18)%
Net revenue	89,964	90,231	(267)	—%
Sales and marketing	6,686	7,187	(501)	(7)%
Segment profit	$83,278	$83,044	$234	—%

Non-financial data:
Transactions (in millions)	989	1,012		(2)%
Net revenue per transaction	$0.0910	$0.0892		2%

	Year Ended December 31,
	2016	2015	$ Change	% Change
Total revenue	$496,040	$503,032	$(6,992)	(1)%
Network fees and other costs	137,158	156,890	(19,732)	(13)%
Net revenue	358,882	346,142	12,740	4%
Sales and marketing	24,309	25,213	(904)	(4)%
Segment profit	$334,573	$320,929	$13,644	4%

Non-financial data:
Transactions (in millions)	4,018	4,032		—%
Net revenue per transaction	$0.0893	$0.0858		4%

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$139,148	$197,096
Accounts receivable—net	940,052	680,033
Related party receivable	1,751	3,999
Settlement assets	152,490	143,563
Prepaid expenses	39,229	31,147
Other	15,188	61,661
Total current assets	1,287,858	1,117,499

Customer incentives	67,288	57,984
Property, equipment and software—net	348,553	308,009
Intangible assets—net	787,820	863,066
Goodwill	3,738,589	3,366,528
Deferred taxes	771,139	731,622
Other assets	42,760	20,718
Total assets	$7,044,007	$6,465,426

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$471,979	$364,878
Related party payable	3,623	4,698
Settlement obligations	801,381	677,502
Current portion of note payable	131,119	116,501
Current portion of tax receivable agreement obligations to related parties	191,014	31,232
Current portion of tax receivable agreement obligations	60,400	64,227
Deferred income	7,907	14,470
Current maturities of capital lease obligations	7,870	7,931
Other	13,719	13,940
Total current liabilities	1,689,012	1,295,379
Long-term liabilities:
Note payable	3,089,603	2,943,638
Tax receivable agreement obligations to related parties	451,318	801,829
Tax receivable agreement obligations	86,640	126,980
Capital lease obligations	13,223	21,801
Deferred taxes	62,148	15,836
Other	44,774	34,897
Total long-term liabilities	3,747,706	3,944,981
Total liabilities	5,436,718	5,240,360

Commitments and contingencies
Equity:
Total equity (1)	1,607,289	1,225,066
Total liabilities and equity	$7,044,007	$6,465,426

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)(in thousands)

	Year Ended
	December 31, 2016	December 31, 2015
Operating Activities:
Net income	$280,871	$209,229
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	270,054	276,942
Amortization of customer incentives	25,818	18,256
Amortization and write-off of debt issuance costs	22,584	8,376
Share-based compensation expense	35,871	30,492
Deferred taxes	79,668	55,280
Excess tax benefit from share-based compensation	(12,167)	(16,707)
Tax receivable agreements non-cash items	19,527	28,171
Other	467	(945)
Change in operating assets and liabilities:
Accounts receivable and related party receivable	(212,862)	(70,194)
Net settlement assets and obligations	79,719	168,319
Customer incentives	(42,548)	(32,892)
Prepaid and other assets	39,636	11,324
Accounts payable and accrued expenses	92,749	57,861
Payable to related party	(1,075)	2,663
Other liabilities	(9,722)	11,703
Net cash provided by operating activities	668,590	757,878
Investing Activities:
Purchases of property and equipment	(118,194)	(84,730)
Acquisition of customer portfolios and related assets and other	(23,627)	(41,997)
Purchase of derivative instruments	(21,523)	—
Cash used in acquisitions, net of cash acquired	(406,777)	—
Net cash used in investing activities	(570,121)	(126,727)
Financing Activities:
Proceeds from issuance of long-term debt	3,234,375	—
Repayment of debt and capital lease obligations	(3,084,922)	(326,462)
Borrowings on revolving credit facility	1,250,000	177,000
Repayment of revolving credit facility	(1,250,000)	(177,000)
Payment of debt issuance costs	(20,115)	—
Proceeds from issuance of Class A common stock under employee stock plans	15,389	13,630
Warrant termination	—	(200,219)
Repurchase of Class A common stock	(81,369)	(200,406)
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(6,248)	(16,527)
Settlement of certain tax receivable agreements	(159,274)	(94,022)
Payments under tax receivable agreements	(53,474)	(22,805)
Excess tax benefit from share-based compensation	12,167	16,707
Distribution to non-controlling interests	(12,934)	(12,892)
Other	(12)	—
Decrease in cash overdraft	—	(2,627)
Net cash used in financing activities	(156,417)	(845,623)
Net decrease in cash and cash equivalents	(57,948)	(214,472)
Cash and cash equivalents—Beginning of period	197,096	411,568
Cash and cash equivalents—End of period	$139,148	$197,096
Cash Payments:
Interest	$102,695	$98,971
Taxes	51,140	6,565
Non-cash Items:
Issuance of tax receivable agreements to related parties	$171,162	$376,597

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2016	2015	% Change	2016	2015	% Change
Net income	$62,958	$70,392	(11)%	$280,871	$209,229	34%
Income tax expense	40,262	26,829	50%	141,853	88,177	61%
Non-operating expenses(1)	21,307	7,469	185%	36,256	31,268	16%
Interest expense—net	28,213	26,967	5%	109,534	105,736	4%
Share-based compensation	9,979	6,640	50%	35,871	30,492	18%
Transition, acquisition and integration costs(2)	15,226	13,205	15%	37,558	62,583	(40)%
Depreciation and amortization	70,504	70,843	—%	270,054	276,942	(2)%
Adjusted EBITDA	$248,449	$222,345	12%	$911,997	$804,427	13%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1)  Non-operating expense for the three months and year ended December 31, 2016 relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury as well as expenses relating to the refinancing of our senior secured credit facilities in October 2016. The three months and year ended December 31, 2015 amount primarily relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions and charges related to employee termination benefits and other transition activities.

Schedule 7
Vantiv, Inc.
Outlook Summary
(Unaudited)

	First Quarter Financial Outlook			Full Year Financial Outlook
	Three Months Ended March 31,			Year Ended December 31,
	2017 Outlook	2016 Actual	% Change	2017 Outlook	2016 Actual	% Change
GAAP net income per share attributable to Vantiv, Inc.	$0.24 - $0.26	$0.25	(4)% - 4%	$1.61 - $1.68	$1.32	22% - 27%
Adjustments to reconcile GAAP to non-GAAP pro forma adjusted net income per share(1)	$0.39	$0.31	26%	$1.53	$1.41	9%
Pro forma adjusted net income per share	$0.63 - $0.65	$0.56	13% - 16%	$3.14 - $3.21	$2.73	15% - 18%

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

(1) Represents adjustments for the following items: (a) acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities; (b) share-based compensation; (c) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (d) non-operating expense primarily associated with the change in fair value of a TRA entered into as part of the acquisition of Mercury (for the year ended December 31, 2016, non-operating expense also includes a charge related to the refinancing of our senior secured credit facilities in October 2016); (e) non-controlling interest; (f) adjustments to income tax expense to reflect an effective rate of 36.0%, assuming conversion of the Fifth Third Bank non-controlling interests into shares of Class A common stock, including the tax effect of adjustments described above; and (g) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.